UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
February 14, 2011
CALGON CARBON CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 717, Pittsburgh, PA 15230-0717	15230-0717

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (412) 787-6700

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Agreement. On February 14, 2011, Calgon Carbon Corporation (the “Company”) entered into an employment agreement (the “Agreement”) with Stevan R. Schott, Vice President and Chief Financial Officer of the Company (the “Executive”). The Agreement is effective January 1, 2011 and is based upon the same form of agreement that the Company entered into with each of its other executive officers as reported on the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 5, 2010.
Term and Compensation. Pursuant to the terms of the Agreement, the Executive is entitled to receive at least the base salary set forth in such Executive’s Agreement (a copy of the Agreement is filed with this Current Report) and the Executive is entitled to participate in all welfare, cash incentive, equity incentive, savings and retirement and other employee benefit plans, practices, policies, and programs applicable generally to other peer executives of the Company. The Agreement is effective January 1, 2011 and has a stated term through December 31, 2012 and may be terminated either with or without cause by the Company or terminated by the Executive under certain specified circumstances (with or without Good Reason, which is defined in the Agreement).
Severance. If an Executive’s employment is terminated without Cause (as defined in the Agreement) or if an Executive resigns with Good Reason, the Company is required to provide the Executive any amounts of compensation earned through the termination date and eighteen (18) months of severance of the Executive’s then base salary and a lump sum payment (paid six months after termination) of one and a half (1.5) times the current “target” amount of any cash bonus or short term cash incentive plan in effect for the Executive for the calendar year in which the termination of employment occurs (the current “target” amount of any cash bonus or short term cash incentive plan in effect for the Executive for the calendar year in which the termination of employment occurs being the “Bonus Amount”). Any of the Executive’s applicable health and welfare benefits, including health and dental and life insurance benefits (but not including additional stock or option grants) that the Executive was receiving prior to termination would continue and be maintained by the Company at the Company’s expense on a monthly basis for a period equal to the Severance Period (as defined in the Agreement) or until such time as the Executive is employed by another employer and is provided health and welfare benefits at least equal in the aggregate to the health and welfare benefits provided at the time of termination by the Company.
Change of Control Severance. In the event of a Covered Change of Control Termination (as defined in the Agreement), then instead of any other severance benefits payable to the Executive, the Executive would receive: (i) in a lump sum equal to the sum of: (A) two (2) years of the Executive’s then current base salary, (B) two (2) times the Bonus Amount, and (C) the aggregate amount of contributions that would be credited to the Executive under the Company’s 401(k) plan for the two (2) years following the effective date of termination in connection with (a) the Company’s fixed contribution to the plan (currently 3%), (b) the Company’s performance-based contribution to the plan (currently between 0% and 4%), assuming that the applicable rate of performance-based contributions during such period were to equal the average rate of performance-based contributions under the plan for the three years immediately prior to the effective date of termination and (c) the Company’s matching contributions of employee contributions to the plan at the then current rate of matching contributions, assuming that the Executive were to continue to participate in the plan and to make the maximum permissible contribution thereunder for the two (2) year period; (ii) his normal health and welfare benefits (but not including additional stock or option grants) on a monthly basis during the two (2) year period following the occurrence of a Change of Control (as defined in the Agreement), including health and dental and life insurance benefits Executive was receiving prior to the Change of Control (subject to any limits imposed under Section 409A of the Internal Revenue Code) and (iii) all stock options and stock appreciation rights previously granted to the Executive by the Company, and shall be fully vested in all restricted stock, stock units and similar stock-based or incentive awards (assuming “maximum” satisfaction of any applicable performance conditions) previously granted to the Executive by the Company, regardless of any deferred vesting or deferred exercise provisions of such arrangements; provided, however, that the payment of restricted units shall not be accelerated except as provided in the award agreement under which they were granted. The Change of Control Severance Payments are payable on the first day following the six (6) month anniversary of the date of the Covered Change of Control Termination (as defined in the Agreement). Severance Payments (as defined in the Agreement) under the Agreement are not required to be “grossed up” for the effect of any excise taxes that might be due under Section 280G, 4999 or 409A of the Internal Revenue Code.
The Agreement requires the Executive to comply with confidentiality, non- compete and non-solicitation covenants.
The summary of the Agreement in this Current Report on Form 8-K is qualified in its entirety to the full text of the Agreement, the same being attached hereto as Exhibit 10.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits. The following Exhibit 10.1 is being filed pursuant to Item 601 of Regulation S-K:

Exhibit No.	Description
10.1	Employment Agreement by and between Calgon Carbon Corporation and Stevan R. Schott made February 14, 2011 and effective January 1, 2011.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALGON CARBON CORPORATION (Registrant)
Date: February 15, 2011	/s/ Richard D. Rose
(Signature)
Richard D. Rose Vice President, General Counsel and Secretary